                                                CONFIDENTIAL TREATMENT REQUESTED
                                                                    EXHIBIT 10.7

                               AMENDMENT 2 to the
                               ------------------
                      CO-MARKETING & INTEGRATION AGREEMENT
                      ------------------------------------
            Between WebMD and Premiere Communications Dated 12/15/97
           ---------------------------------------------------------


This Amendment 2 ("Amendment") by and between Premiere Technologies, Inc. ("Premiere"), acting primarily through its subsidiary Premiere Communications, Inc. ("Communications"), and WebMD, Inc. ("WebMD") amends the terms and conditions of the above referenced agreement (together with its amendments and exhibits the "Agreement"), as previously amended in the Contract Addendum document executed by the Communications and WebMD on December 15, 1997 ("Amendment 1"). This Amendment concerns the strategic relationship between the parties involving certain web-integrated, telecommunications services and products provided by Premiere and web-based healthcare products and services provided by WebMD. This Amendment shall be effective as of February 17, 1999 ("Amendment Effective Date"). Unless otherwise identified in herein, capitalized terms shall have the meaning assigned to them in the Agreement.


                             OVERVIEW OF AMENDMENT
                             ---------------------

WebMD, Premiere and Communications hereby amend the Agreement to replace the existing terms and conditions between WebMD and Communications so as to t "recognize Premiere as a party; better account for the Web-based toolkit capabilities of Orchestrate; allow Premiere to secure a position as WebMD's exclusive, featured provider of certain telecommunications services to WebMD's community of professional users; and redefine the revenue share and marketing and development efforts otherwise set forth in the Agreement among the parties and their affiliates. Generally this is accomplished as follows:


     (1) Premiere will purchase, for $***, a four-year right to be the exclusive, featured provider of enhanced and unified telecommunications services to WebMd's community of "Professional" users. Such rights shall include the right to provide such telecommunications services to "Professional" end users directly through WebMD and to access such end users through WebMD's direct and indirect sales and marketing channels and marketing and distribution partners of WebMD whose efforts are directed at such "Professional" users. "Professional" users are defined in Section 1 below;


     (2) Premiere will also purchase, for $***, certain branding rights for itself and its products as set forth in Section 4 below;


     (3) WebMD will commit, on a "take or pay" basis that is paid over the next four years, to purchase $*** of Orchestrate services, such services to take the form of Orchestrate Office accounts offered to WebMD at per month, subject to usage as described in more detail below and which WebMD can resell at prices set by it; and

----------------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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    (4)   As partial consideration for WebMD's "take or pay" commitment,
          Premiere will recognize and market WebMD as its exclusive authorized direct reseller of Orchestrate services through medical portals during the four-year period of the "take or pay" commitment.


                                     TERMS
                                     -----


1. Orchestrate's Exclusive Rights to the WebMD Professional Community.
   ------------------------------------------------------------------


Without limiting the generality of Premiere's existing exclusive rights set forth in the Agreement, Premiere purchases the right to be the exclusive, featured provider of Telecommunication Services to "Professionals" who use, or have access to use, WebMD's portal services, and to be promoted by WebMD through its sales and marketing channels directed at such Professionals ("Exclusive Professional Portal Rights"). "Professionals" are defined to include doctors, nurses, healthcare paraprofessionals, related support personnel, office workers or other administrators and medical sales personnel supporting the healthcare industry who use (or are targeted from a sales and marketing perspective to use) WebMD's healthcare-oriented services for the professional community, whether such persons are self-employed, members of a physician group, or employed by or contracted to hospitals, healthcare-related government agencies, insurance providers, pharmaceutical or equipment vendors, private or non-profit groups, or other healthcare-related service or product entities and individuals. Orchestrate's Exclusive Professional Portal Rights includes, without limitation,
(a) featuring of Orchestrate on WebMD sales and promotional materials and Web portals as its exclusive, preferred Web-based Telecommunication Services partner and (b) WebMD's "best efforts" commitment to introduce Orchestrate to WebMD's business partners as WebMD's exclusive and preferred Web-based communications toolkit for communication-enabling Internet strategies of those partners where such introductions are deemed mutually appropriate for that partner.

By way of example (and not limitation) of WebMD's "best efforts" commitment, WebMD shall encourage its other partners (i.e. - iXL, Microsoft, IBM, etc.) to work with Premiere to integrate Orchestrate with their product offerings and to introduce E*Trade to Orchestrate for the purpose of creating an integrated stock trading and communications product to be offered to Professionals through WebMD's distribution agreements with E*Trade. The intellectual property rights relating to any such joint development shall be owned by Premiere, with Premiere shall be entitled to deploy any technology solutions involving Premiere's intellectual property outside of the medical vertical marketplace, and shall be licensed back to WebMD as a part of its license to Orchestrate. Premiere will provide WebMD and its business partners such necessary licenses to enable them to make developments and sell Orchestrate units as contemplated by this Amendment.

As stated above, the Exclusive Professional Portal Rights is being purchased by Premiere for $***, and has a term of four years from the date of execution of this Amendment. Such amount shall be payable in one installment of $*** due by April 30, 1999 and then three installments of $***, each due and payable on the first through third anniversaries of the Amendment Effective Date.

-----------------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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2. WebMD's Commitment and Related Rights.
   -------------------------------------


In lieu of the "take or pay" obligations set forth in the Agreement, WebMD agrees to purchase seats of Orchestrate Office from Premiere at per month, plus usage, for an aggregate minimum purchase price of $***. Such commitment is a "take or pay" obligation to purchase at least $*** of Premiere services per year for a period of four years from the Amendment Effective Date, which is in addition to amounts accrued but unpaid as of the Amendment Effective Date. Such amount is payable as follows: (a) $*** due March 1, 1999 ; and (b) $*** on the first through third anniversaries of the Amendment Effective Date. Notwithstanding that WebMD's "take or pay" obligation relates to and is phrased in terms of the Orchestrate Office product, WebMD may satisfy such obligation by purchasing or reselling, at agreed-upon fees and terms, Orchestrate Office, Orchestrate Unified Messaging, Orchestrate Personal Assistant or any other products or services sold by Premiere, including integrated products and services developed by Premiere through the joint efforts described herein and from revenue collected from WebMD's customers for telecommunications usage (exclusive of taxes, universal service fees and other surcharges and exclusive of amounts paid to WebMD as agency commissions). During the term of this Amendment, WebMD may resell two (2) types of Orchestrate Office accounts with the feature set existing as of the Amendment Effective Date. The first shall obligate WebMD to pay Premiere $*** per month per account ("$*** Accounts") and the second shall obligate WebMD to pay Premiere $*** per month per account ("$*** Accounts"), both subject to differing agency commissions from WebMD to Communications for telecommunications services usage associated with each account type as set forth below.


Through Communications or some other registered rated agent, Premiere shall be entitled to charge, on a metered basis, (a) with respect to $*** Accounts, for all telecommunications service usage (i.e. - both local and non-local and including, but not limited to, all voicemail messaging and recovery), at a rate not to exceed $*** per minute for domestic traffic and Communications then standard rate for international traffic (both exclusive of taxes, tariffs and surcharges for universal service funds and other like or regulatory fees and charges) and (b) with respect to $*** Accounts, for non-local (e.g., toll only) telecommunications services at a rate not to exceed $*** per minute for domestic traffic and Communications then standard rate for international traffic (both exclusive of taxes, tariffs and surcharges for universal service funds and other like or regulatory fees and charges). As Premiere's agent with respect to such metered telecommunications services and billing and collections, Premiere shall pay WebMD a selling, billing and collection commission of a specified number of cents per minute from collected net revenue after taxes, tariffs and like surcharges. As long as the rate charged by Premiere shall be as stated above and taxes, tariffs and like surcharges do not increase, WebMD's commission with respect to such amount shall be (1) $*** per minute with respect to tariffed, metered telecommunications services revenue collected on $*** Accounts or (2) $*** per minute with respect to tariffed, metered telecommunications services revenue collected on $*** Accounts. Premiere, Communications and WebMD shall use their best efforts to ensure that the sales, billing and collection arrangements entered into with respect to metered telecommunications services do not render WebMD a regulated telecommunications service provider in any jurisdiction.

In consideration of terms and conditions in this Amendment including the fees that Premiere is to pay WebMD under it, Premiere recognizes WebMD as its exclusive authorized direct reseller of Orchestrate services through medical portals during the four-year period of this Amendment. Additionally, WebMD and Premiere will use their respective best efforts to provide, integrate and/or


------------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

make available the features and functionality of the Premiere's products and services with the Siteman product that WebMD licenses from iXL or whatever other Web pages and presence that WebMD makes available or promotes to Professionals.


3. Marketing and Promotional Activities.
   ------------------------------------

WebMD acknowledges and agrees that Communications' $*** marketing and promotion allowance established under the Agreement has not yet been utilized, and that such funds shall be used during the first year of the Amendment as follows: (a) $*** will be used to directly promote Orchestrate as a featured element of the WebMD product set and (b) $*** to indirectly promote Orchestrate and Premiere, consistent with WebMD's obligations set forth in Section 1 hereof, on all of its marketing and promotional materials and Web portal, and to coordinate with Premiere the opportunity to cross promote its products with those of the other vendors of WebMD. Premiere's marketing and promotional credit shall be used proportionately, relative to other partners of WebMD who also benefit from such promotion, for advertising in which all of WebMD's partners (including Premiere) are mentioned. Aside from the parties' use of this allowance or as otherwise set forth in the detailed amendment, each party shall be responsible for its own marketing and sales programs and costs.


4. Orchestrate Branding of WebMD Products.
   --------------------------------------

Premiere purchases from WebMD for $*** the license and development right ("Branding Rights") to have all WebMD products and services that make available or use Premiere provided products and services to be promptly, notoriously and conspicuously branded by WebMD with the "tag" labeled "Orchestrate" or "Powered by Orchestrate", or such other branding term as Premiere may select from time to time provided that changes by Premiere to its branding does not occur with unreasonable frequency. Such Branding Rights include having WebMD make such tag appear wherever product descriptions (i.e. - "Virtual Receptionist", "OnCall", etc.) are used from time to time now or in the future with regard accessing or using Premiere provided products or services, and to have "Orchestrate" or "Powered by Orchestrate" appear in WebMD's "Communications Center" and in the message counter space on any page that includes such space. WebMD agrees to work with Premiere with respect to the placement of such tag in WebMD's advertising and branding efforts and promotions to assure that the branding of Premiere's products and services is consistent with Premiere's overall branding efforts and is reasonably satisfactory to Premiere. Upon the Amendment Effective Date, $*** will be due for such Branding Rights, which shall be payable by Premiere to WebMD on March 1, 1999.


5. Product Performance.
   -------------------

WebMD and Premiere acknowledge and agree that they will each use commercially reasonable efforts under the circumstances to maintain the overall network quality of the products and services that each provide to WebMD Professional customers. Additionally, each party agrees that the quality of the products and services that it provides shall be consistent with common industry standards, government regulation, its commercially reasonable business judgement, such service as it provides its other like customers, and the terms set forth in the attached Exhibit A.

-------------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

6. Innovation and Customization to Orchestrate.
   -------------------------------------------

With regard to development fees payable to Premiere by WebMD, which are in addition to other amounts payable to Premiere, commencing on the Amendment
Effective Date through the next   months of this Amendment, WebMD shall pay
Premiere a monthly fee ("Monthly Fee") of $*** per month. Payment of the Monthly Fee shall be due on first day of each month. Unless expressly agreed to in writing by an authorized representative of each party, this obligation shall survive termination of the Agreement or this Amendment.


Within forty-five (45) days of the effective date of this Amendment, WebMD and Premiere agree to provide, either directly or through its agents, a forecast to one another regarding its desires or plans for product enhancements (including scalability, functionality, reliability), customers usage, and relationships with other entities affiliated with WebMD or its product and service offerings. Additionally, if during the term of the Agreement WebMD desires specific changes or enhancement to the Premiere provided products and services, WebMD may submit such change request to Premiere, in writing, and Premiere will promptly respond to WebMD with its assessment of the feasibility and cost of such change.
Neither party shall be obligated to perform or pay for such change or enhancement until such time as it expressly agrees to do so in a writing signed by an authorized representative of it. WebMD recognizes that enhancement, support and customization of the Orchestrate platform for the communications aspects of WebMD's products is now being provided by Intellivoice Communications, Inc. and various other vendors to Premiere. In order to allow Premiere to appropriately cover its engineering, support and development costs, WebMD agrees to pay, at Premiere's cost, any amounts necessary for such services and work to ready the product for licensing by WebMD. Any such charges to WebMD will be identified in advance of development, subject to the advance approval of WebMD and will be reconciled on a monthly basis as costs are expended.


7.  Miscellaneous.
    -------------

By way of this Amendment, the parties expressly terminate and delete all provisions in Amendment 1. Except as expressly amended herein, all other terms and conditions of the Agreement shall continue in full force and effect. In the event of a conflict between this Amendment 2 and the Agreement, this Amendment shall have precedence. Without limiting the generality of the foregoing, the parties specifically acknowledge that the "take or pay" arrangement set forth in
Section 4 of the Agreement between the parties (as amended) shall be superceded by the "take or pay" commitment set forth in this Amendment. This Amendment shall commence on the Amendment Effective Date and shall continue, along with all relevant terms and conditions in the Agreement, for four years from such date unless canceled or terminated earlier in accordance with the Agreement as amended. The term for other provisions in the Agreement shall expire per the original term of the Agreement unless canceled or terminated earlier in accordance with the Agreement as amended.

-------------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

By signing below, the parties represent their agreement with this Amendment and agree to be bound by it.

Premiere Technologies, Inc.*           WebMD, Inc.

By:    /s/ Boland T. Jones             By:    /s/ Jeffrey T. Arnold
       ------------------------               ------------------------
Name:  Boland T. Jones                 Name:  Jeffrey T. Arnold
       ------------------------               ------------------------
Title: Chief Executive Officer         Title: Chief Executive Officer
       ------------------------               ------------------------
Date:  February 17, 1999               Date:  February 17, 1999
       ------------------------               ------------------------

* On behalf of itself and Premiere Communications, Inc.
-------------------------------------------------------

                                   EXHIBIT A

                              PERFORMANCE CRITERIA


The performance criteria set forth below shall be applicable to the products and services provided by each party and shall be implemented in four (4) phases with controlling dates as defined below:

               Phase 1 - Amendment 2 Effective Date through 4/30/99 Phase 2 - 5/1/99 through 7/31/99
               Phase 3 - 8/1/99 through 12/31/99
               Phase 4 - 1/1/00 through the 12/31/02

1.  Performance

    a) Service response time for ***% of subscriber service requests (telephony, web access or otherwise). This measures server response time only, not network transmission time. For Premiere provided services, this only applies for subscribers who have less than 50 messages (voice, fax and/or e-mail) in their message boxes. This guarantee does not include the telephony networking delays in services utilizing telephony interfaces internal to the service operation (e.g., the call connect feature).


          Phase 1: Each party guarantees an average response time of less than
                   *** seconds.
          Phase 2: Each party guarantees an average response time of less than
                   *** seconds.
          Phase 3: Each party guarantees an average response time of less than
                   *** seconds.
          Phase 4: Each party guarantees an average response time of less than *** seconds.

    b) Average platform, service and feature up time, including without limitation, portal access, availability of all partner provided services and products, enrollment, provisioning and billing/CDR files. This is exclusive of regularly scheduled maintenance, updates and upgrades. Scheduled maintenance is defined as maintenance for which reasonable advance notice has been given for the required down time. Platform up time is defined as hardware, operating system and application process up time, not the availability of feature function or service.

          Phase 1: None.
          Phase 2: Each party guarantees an average platform up time of ***%. Phase 3: Each party guarantees an average platform up time of ***%. Phase 4: Each party guarantees an average service up time of ***%.

    c) Post a mutually-acceptable message in the event of a system outage. The web service shall respond with a standard error message that basically states that the server is not responding or is not available. The telephony service shall respond with a standard error message that basically states that the service you have requested is unavailable at this time.

    d) Performance will be measured against the foregoing criteria on a monthly basis using existing and forecasted measurement tools.

          Phase 1: No measurement will be required.

------------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

          Phase 2: Measurement is based on either platform logging and alarming reports or external automated server and process up time tools.
          Phase 3: Measurement is based on external automated server and process up time tools.
          Phase 4: Measurement is based on either platform generated reporting and statistics or external automated server and process up-time tools.

    e) Provide scalability of the products in proportion to the number of WebMD subscribers utilizing the products. This performance metric is dependent upon the delivery of accurate subscriber and traffic forecasts from WebMD at least 4 months prior to the expected capacity ramp requirements.

2.  Monitoring/Reporting

    a)  Provide details on the method used to monitor performance times.

          Phase 1:  No Measurement is required.
          Phase 2: Measurement is based on platform logging and alarming reports or external automated server and process up time tools.
          Phase 3: Measurement is based on external automated server and process up time tools.
          Phase 4: Measurement is based on either platform generated reporting and statistics or external automated server and process up time tools.

    b) Provide quarterly reporting which details server up-time with the following details per period. This information is dependent upon the granularity of the measurement procedures available during that Phase.

          (1)  average response time;
          (2)  actual daily response time detail;
          (3)  average server up time;
          (4)  actual daily server up time; and
          (5)  for all outages, include:

             (i)   the cause of the problem;
             (ii)  method used to correct the problem; and
             (iii) measures to be taken to prevent further occurrences.

    c) This information will be exchanged by the parties between the appropriate contact for each party on the fifth business day of each quarter for the previous quarter's activity.

3.  Outage Notification Procedures

    a) A party becoming aware of a service outage shall promptly notify the other via e-mail of such outage:

    b) If a service outage lasts greater than 30 minutes, the responsible party shall promptly thereafter notify the other of the following information:

             i)   reason for the outage; and
             ii)  ETA for service restoration.

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

    c) If a service outage persists for greater than 30 minutes, the responsible party shall continue to notify the other with updated status for the duration of the outage at least every hour.

4.  Dispute Resolution Process & Penalties

    In the event that either party believes that it has been harmed or damaged as a result of the other party's failure to meet the above stated performance criteria (a "Dispute"), the party alleging the Dispute shall provide written notice to the other party that describes in reasonable detail the harm suffered. This process for Disputes shall be in lieu of the breach, notice and cure provisions in the Agreement. Upon receipt of such notice the alleged wrongdoer may at its option either (1) cure such alleged harm within thirty (30) days ("Dispute Cure Period"), or (2) request a meeting between the project leaders for each party to discuss the alleged harm and seek a mutually acceptable resolution. In the event that (1) a cure has not been reached by the end of the Dispute Cure Period or the mutually acceptable resolution period, or (2) a resolution has not been agreed to and memorialized in a document signed by an authorized representative of each party within 30 days of the notice having been provided, either party may require that the Dispute be escalated to representative of each party who has direct authority to negotiate and bind the party. Those individuals shall meet and have fifteen (15) days to arrive at a mutually agreeable resolution, which if reached shall be memorialized as described above. In the event that those individuals cannot reach resolution by the end of fifteen (15) days, either party may pursue whatever rights it has under the Agreement (including termination) and legal action it deems appropriate. Additionally,

      (a) In the event that Premiere fails to meet the performance objectives defined herein and WebMD refunds or credits its customer for the inactive service, WebMD receive a credit on next month's bill equal to the lesser of the (1) the amount of the refund and (2) the fees (excluding usage) it paid to Premiere for the Services for each customer who was given a refund that previous month.

      (b) In the event that WebMD fails to meet the performance objective defined herein and as a result WebMD fails to collect fees from its customers equal to or greater than the average fees such customers had paid during the previous three (3) months of service, WebMD will pay Premier not only the amount owed for actual usage but also an amount equal the difference between the three (3) month average usage and the actual usage from that just concluded month.

6.  Force Majeure.

Notwithstanding anything to the contrary in the Agreement, if a party's performance of, or any obligation under, this Amendment, including without limitation the performance criteria, is prevented, restricted, inhibited or interfered with by causes beyond its reasonable control including, but not limited to, acts of God, fire, explosion, storms, ice, heat, cold, water, wind, earth, vandalism, cable or line cuts, any law, regulation, order, ordinance, direction; acts or omissions by any government agency, court, bureau, commission, department, corporation or other like government instrument or entity regardless of form (including, but limited to, foreign, federal, state or local); civil or military authority; lockout, work stoppage, strike or other like labor issue; emergency; war; riot; insurrection; problems or shortages of suppliers, vendors, licensors or other like entities, then such party shall be excused from performance during the entire time of, and to the extent of ,such restriction, inhabitation or interference.

                                       9